Contact:	610-337-1000 For Immediate Release: October 2, 2006 Robert W. Krick, Ext. 3645 Brenda Blake, Ext. 3202

AmeriGas Elects Howard B. Stoeckel to
Its Board of Directors

VALLEY FORGE, Pa., October 2—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L. P. (NYSE:APU), reported that Howard B. Stoeckel, 60, has been elected a director. Mr. Stoeckel is currently a director and president and chief executive officer of Wawa, Inc., a multi-state retailer of food products and gasoline.

After joining Wawa in 1987 as vice president — human resources, Mr. Stoeckel was promoted to positions of increasing responsibility, including vice president – marketing and executive vice president and chief retail officer.

Mr. Stoeckel received his undergraduate degree in business administration from Rider University, Lawrenceville, New Jersey and currently serves as a trustee of Rider University.
He also serves on the board of directors of Riddle Memorial Hospital, Media, Pennsylvania.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from approximately 650 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-11 ### 10/2/06